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Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

BRAND SERVICES, INC.

and

INTERSTATE SCAFFOLDING, INC.

Dated as of July 14, 2006

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND TERMS		1
1.01	Specific Definitions	1
1.02	Other Definitional Provisions	6
ARTICLE 2 TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES		6
2.01	Purchase and Sale of Transferred Assets	6
2.02	Assumption of Certain Liabilities	8
2.03	Purchase Price	9
2.04	The Closing	9
2.05	Escrow Agreement	9
2.06	Deliveries by Seller	9
2.07	Deliveries by Purchaser	10
2.08	Allocation of Purchase Price	10
2.09	Procedures for Assets Not Transferable	10
2.10	Transfer Taxes	11
2.11	Property Taxes	11
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		11
3.01	Organization	11
3.02	Authorization	12
3.03	Binding Effect	12
3.04	No Violations	12
3.05	Consents and Approvals	12
3.06	Financial Statements; Certain Estimated Liabilities; No Undisclosed Liabilities	12
3.07	Real Property	13
3.08	Litigation and Legal Compliance	14
3.09	Absence of Certain Changes	14
3.10	Title to Transferred Assets	14
3.11	Condition and Sufficiency of Assets	14
3.12	Transferred Contracts	14
3.13	Compliance with Laws	15
3.14	Receivables	15
3.15	Accounts Payable	15
3.16	Intellectual Property	15
3.17	Employees and Employee Benefit Plans	16
3.18	Environmental Matters	16
3.19	Taxes	16
3.20	Customers and Suppliers	17
3.21	Affiliate Transactions	17
3.22	Business Activity Restriction	18
3.23	Insurance	18
3.24	Employees	18
3.25	Licenses and Permits	18
3.26	Underlying Documents	18
3.27	Brokers; Fees and Expenses	18
3.28	Competing Business Interests	19
3.29	Accuracy of Statements	19
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		19
4.01	Organization	19
4.02	Authorization	19
4.03	Binding Effect	19
4.04	No Violations	19
4.05	Consents and Approvals	20
4.06	Brokers; Fees and Expenses	20

4.07	Litigation	20
4.08	Accuracy of Statements	20
ARTICLE 5 COVENANTS		20
5.01	Conduct of Business Pending the Closing	20
5.02	Access to Information	22
5.03	Required Consents; Cooperation	22
5.04	Publicity	22
5.05	Interim Financial Statements	23
5.06	Supplemental Information	23
5.07	Employees; Employee Benefit Plans	23
5.08	Corporate Opportunity; Non-Solicitation	24
5.09	Confidentiality	25
5.10	Brokers	25
5.11	Tax Matters	25
5.12	Bulk Sales	26
5.13	Corporate Name	26
5.14	Compliance with Laws	26
5.15	The Gardena Lease	26
ARTICLE 6 CONDITIONS TO CLOSING; TERMINATION		26
6.01	General Conditions	26
6.02	Additional Conditions to Obligations of Seller	27
6.03	Additional Conditions to Obligations of Purchaser	27
6.04	Termination	28
ARTICLE 7 INDEMNIFICATION		29
7.01	Indemnification of Purchaser Indemnified Parties	29
7.02	Limitations on Indemnification of Purchaser Indemnified Parties	29
7.03	Indemnification of Seller Indemnified Parties	30
7.04	Claims	30
7.05	Notice of Third Party Claim; Assumption of Defense	30
7.06	Settlement or Compromise	31
7.07	Failure of Indemnifying Person to Act	31
7.08	Escrow	31
7.09	Survival of Representations and Warranties	31
7.10	Characterization of Indemnification Payments	31
ARTICLE 8 GENERAL PROVISIONS		32
8.01	Transaction Expenses	32
8.02	Further Assurances	32
8.03	Notices	32
8.04	Amendment; Assignment	32
8.05	Headings and Schedules	33
8.06	Applicable Law	33
8.07	No Third Party Rights	33
8.08	Counterparts	33
8.09	Severability	33
8.10	Entire Agreement	33
8.11	Consent to Jurisdiction; Waiver of Jury Trial	33
8.12	Waiver	33
8.13	Fair Construction	33
8.14	Specific Performance	33

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement, dated as of July 14, 2006, is by and between Brand Services, Inc., a Delaware corporation ("Purchaser"), and Interstate Scaffolding, Inc., an Illinois corporation ("Seller"). In consideration of the covenants, agreements, representations and warranties contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND TERMS

        1.01    Specific Definitions.    As used in this Agreement, the following terms have the following meanings:

        "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

        "Agreement" means this Asset Purchase Agreement, together with all Exhibits hereto and the Disclosure Memorandum, as the same may be amended or supplemented from time to time in accordance with its terms.

        "Allocation Schedule" has the meaning specified in Section 2.08.

        "Assignment and Assumption Agreement" means the assignment and assumption agreement, substantially in the form of Exhibit A, to be executed and delivered by Seller and Purchaser at the Closing.

        "Assumed Liabilities" has the meaning specified in Section 2.02(a).

        "Assumed Payables" has the meaning specified in Section 2.02(a)(i).

        "Base Balance Sheet" has the meaning specified in Section 3.06(a).

        "Basket" has the meaning specified in Section 7.02.

        "Bill of Sale" means the bill of sale, substantially in the form of Exhibit C, to be executed and delivered by Seller at the Closing.

        "Books and Records" means all books of account, records, files and invoices, including all employee files (for Hired Employees only), accounting records, financial information (both historical and current), inventory records, sales and sales promotional data and materials, customer lists, cost and pricing information, supplier lists, business plans, quality control records and manuals, material safety data sheets, technical service information and correspondence, including all such books, records, reports and all other materials existing in electronic format, in each case relating to the Business, but excluding any litigation files and attorney invoices.

        "Bulk Sales Laws" means the laws of any jurisdiction relating to bulk sales that are applicable to the sale of the Transferred Assets to Purchaser.

        "Business" means the provision of scaffolding work access services, including design engineering, project management, labor for the erection and dismantlement of scaffolding systems, the associated equipment rental and related activities as conducted by Seller.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in Chicago, Illinois are authorized or obligated by Law to close.

        "Claim Notice" means written notice delivered to the Indemnifying Party (and, if a Purchaser Indemnified Party is the Indemnified Party and the Escrow Fund continues to be held by the Escrow

Agent, the Escrow Agent) of a claim pursuant to Section 7.04, which notice shall include with reasonable particularity the details of such claim (to the extent known) and the basis for such claim for indemnification.

        "Closing" has the meaning specified in Section 2.04.

        "Closing Date" means the date on which the Closing occurs.

        "Code" means the Internal Revenue Code of 1986, as amended, and the interpretations thereof set forth in the Treasury regulations promulgated thereunder.

        "Consent" means any consent, waiver, approval, authorization, exemption, registration or declaration.

        "Contract" means any contract, lease, commitment, arrangement, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, Permit or license, whether written or verbal, that is intended or purports to be binding and enforceable.

        "Customers" has the meaning specified in Section 3.20(a)(i).

        "Damages" means any and all claims, actions, Liabilities, damages, judgments, assessments, losses, costs and expenses (including reasonable attorneys' fees and expenses).

        "Disclosure Memorandum" has the meaning specified in Article 3.

        "Ending Date" has the meaning specified in Section 5.08(a).

        "Environmental Law" means all laws (including common law), statutes, ordinances, rules, regulations, orders and judgments relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including (i) those related to emissions, discharges, exposures, releases or threatened releases of hazardous materials, or otherwise relating to any environmental aspect of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials and (ii) environmental provisions of Laws other than Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, with respect to any Person, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

        "Escrow Agent" means LaSalle Bank, or another similar institution selected by Purchaser prior to the Closing Date, and any Person who becomes successor thereto in accordance with the Escrow Agreement.

        "Escrow Agreement" means an escrow agreement to be entered into by and among Purchaser, Seller and the Escrow Agent in substantially the form of Exhibit B, with such changes thereto as the Escrow Agent may reasonably request.

        "Escrow Amount" means $1,500,000.

        "Escrow Fund" has the meaning specified in Section 2.05.

        "Excluded Assets" has the meaning specified in Section 2.01(b).

        "Excluded Liabilities" has the meaning specified in Section 2.02(b).

        "Financial Statements" has the meaning specified in Section 3.06(a).

        "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the basis on which the most recent audited financial statements of such Person were prepared prior to the date of this Agreement.

        "Gardena Lease" means that certain lease between Seller, as lessee, and 340 W. Compton, LLC, as lessor, dated as of June 13, 2005, relating to 340 W. Compton Boulevard, Gardena, California.

        "Gardena Rent" has the meaning specified in Section 5.15(b).

        "Gardena Use Termination Notice" has the meaning specified in Section 5.15(a).

        "Governmental Authority" means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body, instrumentality or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Hazardous Materials" means any material, substance or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," a "pollutant," a "contaminant," "radioactive" or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

        "Health and Safety Laws" means the Occupational Safety and Health Act of 1970 and all other Laws regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

        "Hired Employees" has the meaning specified in Section 5.07(a).

        "Indemnified Party" means the party or parties making a claim for indemnification under Article 7.

        "Indemnifying Party" means the party or parties against whom an Indemnified Party makes a claim for indemnification under Article 7.

        "Interim Financial Statements" has the meaning specified in Section 3.06(a).

        "Judgment" means any judgments, injunctions, orders, writs, rulings, decrees or awards of any court or other judicial authority or any other Governmental Authority of competent jurisdiction.

        "June Financial Statements" has the meaning specified in Section 5.05.

        "Knowledge" means, with respect to a particular fact or other matter, actual awareness of such fact or other matter after reasonable inquiry made of relevant records and personnel of the Business. Seller will be deemed to have "Knowledge" of a particular fact or other matter if any of Ronald E. Fowler and James Smith have actual awareness of such fact or other matter or would have such actual awareness after making the reasonable inquiry described in the immediately preceding sentence.

        "Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order or decree.

        "Leases" has the meaning specified in Section 3.07(b).

        "Liability" means any liability or obligation of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due.

        "Liens" means all liens, charges, security interests, sureties, options, restrictions or other encumbrances whatsoever other than liens for Taxes due but not yet payable.

        "Material Adverse Change" means any change, effect or circumstance that, individually or when taken with all such other changes, effects and circumstances, has or is reasonably likely to have a material adverse effect on (i) the operations, assets, financial condition, operating results or business prospects of the Business, or (ii) the ability of Seller to perform its obligations under this Agreement and the Related Agreements or on the ability of Seller to consummate the transactions contemplated hereby and thereby; provided that no adverse change, effect or circumstance relating to or resulting from any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Change: (1) general business and economic conditions, including such conditions related to the construction and/or scaffolding business generally; (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (3) the securities markets generally (including any disruption thereof or any decline in the price of any security or market index); (4) changes in U.S. generally accepted accounting principles; (5) the public announcement of the transactions contemplated by this Agreement and the Related Agreements; and (6) the taking of any action required by this Agreement or any Related Agreement.

        "Permits" means all permits, authorizations, approvals, consents, orders, filings, registrations, licenses, certificates or variances granted by, made with or obtained from a Governmental Authority.

        "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.

        "Proceeding" means any action, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation.

        "Purchase Price" has the meaning specified in Section 2.03.

        "Purchaser" has the meaning specified in the preamble to this Agreement.

        "Purchaser Indemnified Party" means Purchaser and any wholly-owned direct or indirect subsidiary of Purchaser that holds at any time any of the Transferred Assets or assumes any of the Assumed Liabilities, and their respective successors and assigns.

        "Purchaser Material Adverse Change" means any change, effect or circumstance that, individually or when taken with all such other changes, effects and circumstances, has or is reasonably likely to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Related Agreements or on the ability of Purchaser to consummate the transactions contemplated hereby and thereby.

        "Real Property" has the meaning specified in Section 3.07(b).

        "Real Property Laws" has the meaning specified in Section 3.07(e).

        "Receivables" has the meaning specified in Section 3.14.

        "Related Agreements" means the Assignment and Assumption Agreement, the Bill of Sale and the Escrow Agreement.

        "Rent Reimbursement Period" means from and after the Closing, but prior to the earliest of (i) the termination of the Gardena Lease, (ii) the assignment or transfer of the Gardena Lease, or the sublease of substantially all of the property that is the subject of the Gardena Lease, to any Person, (iii) any breach by Seller of its obligations set forth in Section 5.15(a), and (iv) the date that is five (5) months after the date Purchaser provides the Gardena Use Termination Notice.

        "Required Consents" has the meaning specified in Section 3.05.

        "Seller" has the meaning specified in the preamble to this Agreement.

        "Seller Indemnified Party" means Seller and its shareholders, successors and assigns.

        "Suppliers" has the meaning specified in Section 3.20(a)(ii).

        "Tax Authority" means any entity, body, instrumentality, division, bureau or department of any federal, state or local or any foreign Governmental Authority, or any agent thereof (third-party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.

        "Tax Matters" has the meaning specified in Section 7.02(a).

        "Tax Returns" means all federal, state, local and foreign reports, estimates, declarations of estimated Tax elections, information statements and returns, including any documentation submitted in connection with payments of Taxes, and all supporting working papers, records and data relating to, or required to be filed with, any Tax Authority or any other Person in connection with any Taxes.

        "Taxes" means all net income or profits taxes, alternative or add-on minimum tax, built-in gain, environmental (Code section 59A), gross income, gross receipts, sales, use, goods and services, ad valorem, earnings, franchise, capital profits, license, withholding (including all obligations to withhold or collect for taxes imposed on others), payroll, employment, unemployment insurance, social security, workers' compensation, excise, severance, stamp, occupation, premium, real and personal property, excess profit or windfall profit tax, custom duty, value added or other tax, or any payment for unclaimed property, escheatment or similar common law principles, fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax, or additional amount (whether payable directly, by withholding or otherwise).

        "Territory" has the meaning specified in Section 5.08(a).

        "Third Party Claim Notice" means written notice delivered to the Indemnifying Party (and, if a Purchaser Indemnified Party is the Indemnified Party and the Escrow Fund continues to be held by the Escrow Agent, the Escrow Agent) of a claim (including the commencement of a Proceeding) by any Person not a party to this Agreement pursuant to Section 7.05, which notice shall include with reasonable particularity the details of such claim (to the extent known) and any documents (including pleadings) forming the basis of such claim.

        "Title and Authorization Warranties" means the representations and warranties set forth in Sections 3.01, 3.02, 3.10, 4.01 and 4.02.

        "Transfer Taxes" has the meaning specified in Section 2.10.

        "Transferred Assets" has the meaning specified in Section 2.01(a).

        "Transferred Contracts" has the meaning specified in Section 2.01(a)(ii).

        "Transferred FF&E" has the meaning specified in Section 2.01(a)(iv).

        "Transferred Intellectual Property" means (i) all the patents and patent applications owned by Seller and its Affiliates relating to the Business, including those identified on Schedule 2.01(a)(iii) of the Disclosure Memorandum, including all rights, to the extent permitted by law, to file corresponding applications in any country in the world; (ii) all inventions, trade secrets, know-how or formulae, whether patentable or unpatentable, owned by Seller relating to the Business, including those identified on Schedule 2.01(a)(iii) of the Disclosure Memorandum, and those related to products or services under development, and further including any rights as permitted by Law to obtain patents thereon in any country in the world; (iii) all trademarks, service marks and trade dress (whether registered, unregistered or existing at common law), Internet domain names, business names and trade names, trademark applications, the goodwill associated therewith, and copyrights (registered and unregistered), and all future income from such trademarks and copyrights, relating to the Business, and including those trademarks and copyrights identified on Schedule 2.01(a)(iii) of the Disclosure Memorandum; (iv) all customer-based intangibles relating to the Business, including customer lists, market information and data, access to distribution channels and similar assets and information, customer service and technical service call records and logs, customer demographic research, marketing or satisfaction surveys, market research, customer order reports, information on customer preferences, customer payment history, supply Contracts, customer databases, notes and documentation of all contacts and communications with customers, customer relationship reports, and any other customer-based documents, databases, reports, information and analyses; and (vi) all other rights relating to the foregoing assets, including the right to sue for past infringement, and all opinions of counsel and evidentiary privileges associated with such assets, all of the foregoing subject to existing licenses to third parties and ownership interests of third parties as identified on Schedule 2.01(a)(iii) of the Disclosure Memorandum.

        "Transferred Receivables" has the meaning specified in Section 2.01(a)(i).

        "Year-End Financial Statements" has the meaning specified in Section 3.06(a).

        1.02    Other Definitional Provisions.

        (a)   Any reference to an Article, Section or Exhibit is a reference to an Article or Section of, or an Exhibit to, this Agreement.

        (b)   Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

        (c)   The words "include," "includes" and "including" shall be in each case "without limitation."

        (d)   The terms "dollars" and "$" mean United States dollars.

ARTICLE 2
TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

        2.01    Purchase and Sale of Transferred Assets.

        (a)   On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller all right, title and interest in, to and under all of the assets, rights, claims and Contracts used in or related to the Business, as the same may exist on the Closing Date, except for the Excluded Assets (collectively, the "Transferred Assets"). Without limiting the generality of the foregoing, the Transferred Assets shall include (other than Excluded Assets) all right, title and interest in, to and under:

          (i)    all fees, prepaid expenses, notes and accounts receivable, advances and other trade receivables of the Business (the "Transferred Receivables");

          (ii)   all Contracts relating to the Business, including those Contracts and arrangements set forth on Schedule 2.01(a)(ii) of the Disclosure Memorandum (the "Transferred Contracts"), and all rights to receive and/or provide goods and services pursuant to such Transferred Contracts and to assert claims and to take other actions in respect of breaches or other violations thereof;

          (iii)  all Transferred Intellectual Property;

          (iv)  all furniture, fixtures, furnishings, supplies, equipment, vehicles, tools, computers, computer printers, fax machines, other business equipment (including scaffolding) and other tangible personal property of the Business, including all accessories and spare and replacement parts (the "Transferred FF&E");

          (v)   all of Seller's rights and claims against third parties to the extent related to the Business;

          (vi)  to the extent transferable, all Permits held by Seller that are useful, required or necessary for the lawful ownership or operation of the Business after the Closing;

          (vii) all warranties (express or implied), indemnities or other rights from Suppliers to the Business or otherwise related to the Business;

          (viii) all prepayments made for services not yet rendered or goods not yet delivered;

          (ix)  any rights of Seller to the names "Interstate Scaffolding, Inc.," "Interstate Scaffolding" or any other similar trade name or service mark;

          (x)   all Books and Records, except to the extent included in the Excluded Assets;

          (xi)  all goodwill related to, arising from or used in connection with the Business;

          (xii) any other personal property (tangible or intangible) of Seller that is not an Excluded Asset and that is used in, or arises from, the Business; and

          (xiii) all other assets that are reflected on the Base Balance Sheet but are not otherwise listed in this Section 2.01(a), other than the Excluded Assets and any assets that have been sold or otherwise disposed of in the ordinary and usual course of business not in violation of any provision of this Agreement during the period from the date of the Base Balance Sheet through the Closing Date.

  (b)
  The Transferred Assets shall not constitute an interest in, to or under the following assets, rights, claims and Contracts (collectively, the "Excluded Assets"):

          (i)    all cash and cash equivalents of the Business, including all right, title and interest in and to the bank accounts and funds on deposit therein listed on Schedule 2.01(b)(i) of the Disclosure Memorandum;

          (ii)   all of Seller's interests in the inactive Cayman Islands captive insurance vehicle and any rights to receive premiums associated with such interest;

          (iii)  all of Seller's interests in the active Vermont captive insurance vehicle, and any rights to receive premiums associated with such interest;

          (iv)  all of Seller's Tax Returns and all refunds, rebates or similar payments of Taxes to the extent such Taxes were paid by or on behalf of Seller, other than any such refund, rebate or similar payment which relates to any Assumed Liability (which shall be deemed a Transferred Asset);

          (v)   all of Seller's employee benefits plans, programs, policies and arrangements;

          (vi)  all of Seller's minute books, incorporation documents and stock transfer and Tax records or similar corporate records;

          (vii) all of Seller's rights under this Agreement and the Related Agreements;

          (viii) all of Seller's interests in certain automobiles set forth on Schedule 2.01(b)(viii) of the Disclosure Memorandum;

          (ix)  the three laptop computers set forth on Schedule 2.01(b)(ix) of the Disclosure Memorandum;

          (x)   all of Seller's interests in any claims or counterclaims made by Seller in the Proceedings described in Section 7.01(c);

          (xi)  all of Seller's interests in the real property located at 340 West Compton Boulevard in Gardena, California;

          (xii) all of Seller's interests in any Receivables owed to the Company by Seller's Affiliates (including those Affiliates named in Section 3.28); and

          (xiii) all assets that are reflected on the Base Balance Sheet that have been sold or otherwise disposed of in the ordinary and usual course of business not in violation of any provisions of this Agreement during the period from the date of the Base Balance Sheet through the Closing Date.

        2.02    Assumption of Certain Liabilities.

        (a)   Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser agrees to assume and discharge or perform when due, and shall assume pursuant to the Assumption Agreement, the following Liabilities (collectively, the "Assumed Liabilities"):

          (i)    all accounts payable of the Business to the extent incurred in the ordinary course and (A) reflected on the Base Balance Sheet or (B) incurred after the date thereof and not in violation of any provisions of this Agreement (the "Assumed Payables");

          (ii)   all post-Closing Date Liabilities arising under the Transferred Contracts that do not arise out of or relate to any breach of contract, breach of warranty, tort, infringement or violation of Law or other similar event, occurrence or omission on or prior to the Closing Date; and

          (iii)  all other current Liabilities of Seller explicitly set forth on the Base Balance Sheet.

        (b)   Notwithstanding anything to the contrary in this Agreement, except for the Assumed Liabilities expressly listed in Section 2.02(a), Purchaser shall not assume, or in any way become liable, for any Liabilities of Seller or the Business of any nature whatsoever, whether related to the Business or the Transferred Assets and whether disclosed on the Disclosure Memorandum or otherwise, and regardless of when or by whom asserted (collectively, the "Excluded Liabilities"), including the following Liabilities:

          (i)    all Liabilities relating to or arising out of the pre-Closing Date operation of the Business, including: (A) any Liabilities with respect to any products or services that were sold or provided prior to the Closing Date, including product liability, negligence and infringement claims and any related claims and litigation arising prior to, on or after the Closing Date; (B) any Liabilities arising (1) by reason of any violation or alleged violation of Laws or otherwise under Laws, including any Environmental Law or Health and Safety Law, or (2) by reason of any breach or alleged breach by Seller or any of its Affiliates of any Contract, commitment or Judgment; and (C) any Liabilities relating to any Proceeding arising out of or in connection with Seller's conduct of the Business or any other conduct of any of Seller's Affiliates, officers, directors, employees, consultants, agents or advisors on or prior to the Closing Date.

          (ii)   all Liabilities arising out of, or related to, the Excluded Assets;

          (iii)  all Liabilities under any existing lines of credit or other debt instruments or arrangements, including any drawings thereunder and unpaid interest thereon, and all other Liabilities for borrowed money;

          (iv)  all pre-Closing Date Liabilities arising under the Transferred Contracts, including all Liabilities that arise out of or relate to any breach of contract, breach of warranty, tort, infringement or violation of Law or other similar event, occurrence or omission on or prior to the Closing Date;

          (v)   all Liabilities to or with respect to Seller's Affiliates (including those Affiliates named in Section 3.28) and Seller's current or former shareholders, employees and consultants (including Donald Valentine, Sandy Thuer and Dave De La Torre), including any Liabilities under or with respect to Seller's existing or former employee compensation, benefit plans, programs, policies or arrangements, including Seller's Liabilities under any multiemployer pension plans

(whether incurred as a result of the transactions contemplated hereby or otherwise), except as set forth in Section 5.07(b);

          (vi)  all Liabilities for Taxes, including any Liability or obligation of Seller in respect of any amount of Taxes which are imposed on or measured by the income or profits of Seller for any period;

          (vii) all Liabilities for any costs and expenses incurred by Seller in connection with this Agreement and the transactions contemplated by this Agreement, including any Liabilities in favor of Arnstein & Lehr, LLP, RSM McGladrey, Inc. and Catalina Capital Advisors LP;

          (viii) the Gardena Lease, as such lease may be amended from time to time;

          (ix)  any Liabilities relating to or arising out of the acquisition of assets from a Person formerly known as Interstate Scaffolding, Inc., whether such Liabilities are in the form of deferred purchase price or otherwise; and

          (x)   all of Seller's Liabilities under this Agreement and the Related Agreements.

        2.03    Purchase Price.    Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller in full payment for the aforesaid sale, conveyance, assignment and delivery of the Transferred Assets, and in addition to the assumption of the Assumed Liabilities, immediately available funds by wire transfer in the amount of $29,950,000 (such amount, the "Purchase Price"), less the Escrow Amount (which shall be delivered by Purchaser to the Escrow Agent).

        2.04    The Closing.    Unless otherwise mutually agreed, the transactions contemplated in this Article 2 (the "Closing") shall take place at 9:00 a.m., central time, at the offices of Arnstein & Lehr LLP, 120 S. Riverside Plaza, Chicago, Illinois 60606, on the later of (a) July 30, 2006, or (b) the second Business Day after the date on which all of the conditions (other than conditions with respect to actions to be taken or deliveries to be made at the Closing itself) set forth in Article 6 are satisfied or waived.

        2.05    Escrow Agreement.    At the Closing, Purchaser and Seller shall duly execute and deliver the Escrow Agreement. Amounts deposited with the Escrow Agent pursuant to Section 2.03 (together with all accrued interest thereon, except as provided in the Escrow Agreement, and less any amounts distributed to Seller or any other Person pursuant to the Escrow Agreement, the "Escrow Fund") shall be deposited for satisfying claims for indemnification made against the Escrow Fund by any of the Purchaser Indemnified Parties in the twelve (12) months after the Closing, as provided in Article 7. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment or other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms hereof and of the Escrow Agreement. The Escrow Agreement shall provide that, on the six (6) month anniversary of the Closing Date, the Escrow Agent shall disburse to Seller an amount equal to the then current amount of the Escrow Fund (less any amount subject to then pending claims and less $1,000,000).

        2.06    Deliveries by Seller.    At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

        (a)   the Assignment and Assumption Agreement, duly executed by Seller;

        (b)   the Bill of Sale, duly executed by Seller;

        (c)   instruments of assignment with respect to the Transferred Contracts and Permits in form and substance acceptable to Purchaser;

        (d)   instruments of assignment with respect to the Transferred Intellectual Property, in form and substance acceptable to Purchaser and suitable for recordation with the appropriate Governmental Authorities;

        (e)   the Escrow Agreement, duly executed by Seller;

        (f)    resolutions of Seller's board of directors and shareholders authorizing the execution, delivery and performance of this Agreement and the Related Agreements, and a certificate of the corporate secretary of Seller, dated as of the Closing Date, to the effect that such resolutions were duly adopted and remain in full force and effect;

        (g)   a long form good-standing certificate for Seller from the state of its incorporation dated no more than five (5) Business Days prior to the Closing Date;

        (h)   a certificate, dated as of the Closing Date, in the form specified by Treasury Regulation section 1.1445-2(b)(2), certifying Seller's non-foreign status; and

        (i)    any other assignments, documents and other instruments that Purchaser may reasonably request to vest in Purchaser all rights, title and interest in, to and under the Transferred Assets as of the Closing Date.

        2.07    Deliveries by Purchaser.    At the Closing, Purchaser shall deliver or cause to be delivered the following:

        (a)   to Seller, the Purchase Price, less the Escrow Amount;

        (b)   to Seller, the Assignment and Assumption Agreement, duly executed by Purchaser;

        (c)   to Seller and the Escrow Agent, the Escrow Agreement, duly executed by Purchaser;

        (d)   to Ronald E. Fowler, the agreement described in Section 6.03(g);

        (e)   to the individuals identified in Section 6.03(h) and (i), the agreements described therein; and

        (f)    any other instruments of assumption that Seller may reasonably request to vest in Purchaser the Assumed Liabilities as of the Closing Date.

        2.08    Allocation of Purchase Price.    The Purchase Price shall be allocable among the Transferred Assets in accordance with Schedule 2.08 of the Disclosure Memorandum (the "Allocation Schedule"). Following the Closing, each of Purchaser and Seller and their respective Affiliates shall file all necessary Tax Returns (including Internal Revenue Service Form 8594) to report the transactions contemplated herein for income Tax purposes in accordance with such allocation, and shall not take any position inconsistent with such allocation. Any adjustment to the Purchase Price shall be allocated as provided in Treasury Regulation Section 1.1060-1, and, in the event of such adjustment, Purchaser and Seller agree to revise and amend the Allocation Schedule and Form 8594 within thirty (30) days of such adjustment.

        2.09    Procedures for Assets Not Transferable.    If any Contract, Permit or any other property or right included in the Transferred Assets is not assignable or transferable without the Consent of a third party, and such Consent cannot be obtained prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, but Seller shall diligently use its best efforts to obtain such Consent as soon as possible after the Closing Date. With respect to each such Contract, Permit, property or right for which a necessary Consent has not been obtained prior to the Closing Date, Seller shall use its best efforts to otherwise obtain for Purchaser, at no additional cost to Purchaser (except for any internal costs or legal fees incurred by Purchaser), the benefits of such Contract, Permit, property or right until such Consent is obtained.

        2.10    Transfer Taxes.    All sale, transfer and use Taxes, including any value added, excise, stock transfer, gross receipts, stamp duty, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges, due by reason of the transfer of the Transferred Assets, including but not limited to any interest or penalties in respect thereof (the "Transfer Taxes") shall be apportioned fifty percent (50%) to Seller and fifty percent (50%) to Purchaser. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use commercially reasonable efforts to provide such Tax Returns to the other party at least ten (10) days prior to the due date for such Tax Returns.

        2.11    Property Taxes.    All property Taxes relating to the Transferred Assets which are due and payable on or prior to the Closing Date shall be paid by Seller; any such property Taxes which are due and payable after the Closing Date shall be paid by Purchaser. In the case of property Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such property Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be deemed to be the amount of such property Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of days ending on the Closing Date and the denominator of which is the total number of days in the taxable period. The portion of any such property Tax that is allocable to the portion of the taxable period beginning the day following the Closing Date shall be deemed to be the amount of such property Tax not allocated to the portion of the taxable period ending on the Closing Date. With respect to such property Taxes paid by Seller, Purchaser shall reimburse Seller within thirty (30) days of notice thereof for the portion of such property Taxes paid that is allocable to the portion of the taxable period which begins the first day following the Closing Date. With respect to such property Taxes paid by Purchaser, Seller shall reimburse Purchaser within thirty (30) days of notice thereof for the portion of such property Taxes paid that is allocable to the portion of the taxable period ending on the Closing Date. Any Tax Returns that must be filed in connection with property Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least ten (10) days prior to the due date for such Tax Returns.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as disclosed in the disclosure memorandum (the "Disclosure Memorandum") delivered at or prior to the date of this Agreement, Seller represents and warrants to Purchaser that the representations and warranties contained in this Article 3 are true, correct and complete:

        3.01    Organization.    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with all requisite power and authority, and all Permits necessary, to carry on the Business as it is now being conducted and in the places where the Business is now conducted. Seller is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, all of which jurisdictions are listed on Schedule 3.01 of the Disclosure Memorandum. Except as set forth in Schedule 3.01 of the Disclosure Memorandum, Seller does not own any capital stock or other equity interest in any Person or have any direct or indirect economic, voting or management interest or security in or of any Person.

        3.02    Authorization.    Seller has full power and authority to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Related Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly approved by Seller's board of directors and its shareholders entitled to vote thereon, and no other actions or proceedings on the part of Seller is necessary to authorize the execution, delivery and performance by Seller of this Agreement, the Related Agreements or the consummation of the transactions contemplated hereby and thereby.

        3.03    Binding Effect.    This Agreement has been, and on the Closing Date each of the Related Agreements will be, duly executed and delivered by Seller. This Agreement is, and on the Closing Date each of the Related Agreements will be, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors' rights generally and general principles of equity.

        3.04    No Violations.    The execution, delivery and performance by Seller of this Agreement and each of the Related Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any provision of Seller's articles of incorporation, bylaws or similar organizational documents, (ii) subject to obtaining the Required Consents, conflict with, result in the breach of, constitute a default under, result in the termination, cancellation, modification or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller under, or give any other Person any right to terminate, cancel modify or accelerate (whether after the giving of notice or the lapse of time or both) any right or obligation of Seller under, any Contract to which Seller or the Business is a party or by which Seller or the Business is bound or result in the creation of any Lien upon any of the Transferred Assets, or (iii) subject to obtaining the Required Consents, violate or result in a breach of or constitute a default under (A) any Law or Judgment applicable to Seller or the Business, or by which any of the Business, Transferred Assets, Seller is bound or affected, or (B) any Permit related to the Business. Without limiting the generality of the foregoing, except for this Agreement, there are no agreements, options, commitments or rights with, of or to any Person to purchase or otherwise acquire any of the Transferred Assets or any interests therein.

        3.05    Consents and Approvals.    Except for the Consents described in Schedule 3.05 of the Disclosure Memorandum (the "Required Consents"), no Consent is required to be obtained by Seller from, and no notice or filing is required to be given by Seller to or made by Seller with, any Governmental Authority or any other Person in connection with the execution, delivery and performance by Seller of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

        3.06    Financial Statements; Certain Estimated Liabilities; No Undisclosed Liabilities.

        (a)   Schedule 3.06 of the Disclosure Memorandum contains (i) the audited balance sheets of the Business as of December 31, 2005 and 2004, and the related audited statements of operations, shareholders' equity and cash flows for the years then ended, together with the appropriate notes to such financial statements, accompanied by the report thereon of Seller's auditors (the "Year-End Financial Statements"), and (ii) the unaudited balance sheet of the Business as of May 31, 2006 (the "Base Balance Sheet"), and the related unaudited statement of operations for the five months then ended (the "Interim Financial Statements" and, together with the Year-End Financial Statements, the "Financial Statements"). The Year-End Financial Statements have been prepared in conformity with GAAP and fairly present the financial position of the Business at the dates of the balance sheets included therein and the results of its operations and cash flows for the respective periods indicated therein. The Interim Financial Statements are accurate (subject to customary year-end adjustments and differences in the determination of the value of the Transferred FF&E which will not in the aggregate reduce the net worth of the Business by more than One Hundred Thousand Dollars ($100,000)) and were prepared in a manner consistent with the manner in which the Year-End Financial Statements were prepared. The Financial Statements are in accordance with Seller's Books and Records, do not reflect any transactions that are not bona fide transactions and do not contain any untrue statement of a material fact. The Financial Statements make full and adequate disclosure of, and provision for, all Liabilities of Seller as of the dates thereof.

        (b)   Seller has no Liabilities, whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP, except Liabilities (i) stated or adequately reserved against in the Financial Statements, (ii) incurred in the ordinary and usual course of business since the date of the Base Balance Sheet, (iii) arising out of executory Contracts not currently in default, or (iv) that are Excluded Liabilities.

        3.07    Real Property.

        (a)   Seller does not own any real property.

        (b)   Schedule 3.07 of the Disclosure Memorandum contains a complete and correct list of all leases, licenses, occupancy agreements, subleases or similar agreements or arrangements (the "Leases") under which Seller leases or otherwise uses any real property in connection with the Business (the "Real Property"), setting forth the address, landlord and tenant for each Lease. Seller has delivered or made available to Purchaser correct and complete copies of the Leases. Each Lease is valid and in full force and effect in accordance with its terms. Seller is not and, to Seller's Knowledge, no other party is in default, violation or breach in any respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease by Seller or, to Seller's Knowledge, any other party. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder. Except as described in Schedule 3.07 of the Disclosure Memorandum, none of the Leases contain any prohibition on assignment or other terms or conditions that will become applicable or inapplicable as a result of the transactions contemplated by this Agreement, and no Consent of any third party under any such Lease is required in connection with the transactions contemplated hereby. Seller has valid title to the leasehold estate under each Lease, free and clear of all Liens. Seller enjoys peaceful and undisturbed possession of the Real Property under the Leases. Seller has not subleased or licensed any Real Property to any Person. There are no improvements being constructed on any Real Property as of the date of this Agreement with an aggregate cost exceeding Five Thousand Dollars ($5,000).

        (c)   To Seller's Knowledge, there are no eminent domain or other similar Proceedings pending or threatened affecting any portion of the Real Property. To Seller's Knowledge, there is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or Proceeding pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.

        (d)   To Seller's Knowledge, the use and operation of the Real Property by the Business does not violate in any material respect any instrument of record or agreement affecting the Real Property. To Seller's Knowledge, there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof.

        (e)   To Seller's Knowledge, the Real Property is in compliance in all material respects with all applicable building, zoning, subdivision and other land use and similar Laws affecting the Real Property (collectively, the "Real Property Laws"), and Seller has not received any notice of violation or claimed violation of any Real Property Law. To Seller's Knowledge, there is no pending or anticipated change in any Real Property Law that will have or result in a material adverse effect upon the ownership, alteration, use, occupancy or operation of the Real Property or any portion thereof by Seller or the Business. To Seller's Knowledge, no current use by Seller or the Business of the Real Property is dependent on a nonconforming use or other Consent or Permit the absence of which would materially limit the use of such Real Property by the Business.

        3.08    Litigation and Legal Compliance.    Except as set forth on Schedule 3.08 of the Disclosure Memorandum, (a) there are no (and, during the three years preceding the date hereof, there have not been any) Proceedings pending or, to Seller's Knowledge, threatened against or that would affect (i) Seller, (ii) any of its officers, directors, employees, agents or shareholders in their capacity as such, or (iii) the Business or any of the Transferred Assets or the Assumed Liabilities, and, to Seller's Knowledge, there are no facts which may constitute a valid legal basis for any such claim. None of Seller, the Business, the Transferred Assets or the Transferred Liabilities is subject to any Judgment, nor has Seller entered into any agreement to settle or compromise any Proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which Seller has any continuing obligation.

        (b)   Except as set forth on Schedule 3.08 of the Disclosure Memorandum, there are no claims or Proceedings pending or, to Seller's Knowledge, threatened against Seller regarding this Agreement or the transactions contemplated hereby, and Seller has no Knowledge of any fact which constitutes a valid legal basis for any such claim or Proceeding.

        3.09    Absence of Certain Changes.    Except as set forth on Schedule 3.09 of the Disclosure Memorandum, since December 31, 2005, (i) the Business has been operated in the ordinary course in a manner consistent with past practice and (ii) there has not been any Material Adverse Change. Except as disclosed on Schedule 3.09 of the Disclosure Memorandum, since December 31, 2005, Seller has not, with respect to the Business or the Transferred Assets, taken any action which would constitute a breach of Section 5.01 if it had been taken after the date of this Agreement or suffered any extraordinary loss or any damage, destruction or casualty loss to the Transferred Assets in excess of $100,000 in the aggregate, whether or not covered by insurance.

        3.10    Title to Transferred Assets.    Seller has good, marketable and valid record and equitable title to, and are the lawful owners of, all of the Transferred Assets, free and clear of any Liens. Subject to the receipt of any Required Consent, Seller has the full right to sell, convey, transfer, assign and deliver the Transferred Assets to Purchaser and, at and as of the Closing, Seller will convey the Transferred Assets to Purchaser by bills of sale, certificates of title and instruments of assignment and transfer effective to vest in Purchaser, and Purchaser shall have, good, marketable and valid record and equitable title to, all of the Transferred Assets, free and clear of any Lien.

        3.11    Condition and Sufficiency of Assets.    Except as set forth on Schedule 3.11 of the Disclosure Memorandum, all of the tangible Transferred Assets, whether owned or leased, have been well-maintained and are in good operating condition and repair (with the exception of normal wear and tear). Except as set forth on Schedule 3.11 of the Disclosure Memorandum, the Transferred Assets, including the Transferred Intellectual Property, constitute all the assets, properties and rights (except for the Excluded Assets) that are currently used in connection with the conduct of the Business as it is presently conducted and as it has been conducted since December 31, 2005.

        3.12    Transferred Contracts.    Other than the Transferred Contracts listed on Schedule 2.01(a)(ii) of the Disclosure Memorandum and the Contracts listed on Schedule 3.12 of the Disclosure Memorandum, Seller is not a party to, or otherwise bound by, any Contract, whether written or oral, that is related to the Business. Seller has made available to Purchaser a correct and complete copy of each Transferred Contract, in each case as amended to date. To the Knowledge of Seller, each of the Transferred Contracts is legal, valid, binding, enforceable and in full force and effect. Seller is not and, to Seller's Knowledge, no other party to any Transferred Contract is in breach or default thereof, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration of any Transferred Contract.

        3.13    Compliance with Laws.    Seller and the Business have been and are being conducted in compliance in all material respects with all Laws. Except as set forth on Schedule 3.13 of the Disclosure Memorandum, since January 1, 2002, neither Seller nor the Business has (i) been subject to any Judgment (other than a Judgment in favor of a third party that is not a Governmental Authority, which Judgments are the subject of Section 3.08) with respect to any actual or alleged non-compliance with Law or received any notice, demand letter, federal or state administrative inquiry, or formal complaint or claim with respect to any actual or alleged non-compliance with Law or the enforcement of any Law, except where such non-compliance could not result in a criminal penalty or other Judgment other than requiring the payment of civil penalties of less than $5,000 in the aggregate, or (ii) been the subject of any criminal Proceedings or convicted of any felony or misdemeanor.

        3.14    Receivables.    All receivables that are reflected on the Financial Statements (the "Receivables") represent or will represent valid obligations arising from transactions actually made or services actually performed in the ordinary and usual course of business. Unless paid prior to the Closing, the Receivables are or will be as of the Closing current and fully collectible net of the respective reserves shown on the Financial Statements (which reserves are adequate and calculated consistent with past practice and, in the case of the reserves as of the Closing, will not be greater than $225,000, and will not represent a material adverse change in the composition of such Receivables in terms of aging). There is no contest, claim or right of set-off under any Contract with any obligor of any Receivables relating to the amount or validity of such Receivables. Except as set forth on Schedule 3.14 of the Disclosure Memorandum, the Business does not have any Receivables from any Person that is an Affiliate of Seller or the Business or from any of their respective directors, officers, employees or shareholders.

        3.15    Accounts Payable.    Except as set forth on Schedule 3.15 of the Disclosure Memorandum, all accounts payable that are reflected on the Financial Statements or that are included as Assumed Liabilities represent or will represent valid obligations from transactions actually made or services actually received in the ordinary and usual course of business.

        3.16    Intellectual Property.    (a) The Transferred Intellectual Property as set forth on Schedule 2.01(a)(iii) of the Disclosure Memorandum includes all intellectual property rights owned by or licensed to or otherwise available to Seller necessary for or used in the conduct of the Business. All such Transferred Intellectual Property shall be available to Purchaser following the Closing under identical conditions as available to Seller immediately prior to the date hereof. Except for the Transferred Contracts, Seller is not a party to any "license in," "license out" or any other license of any intellectual property rights. Except as indicated on Schedule 2.01(a)(iii) of the Disclosure Memorandum (i) Seller is the sole and exclusive owner of all rights to the Transferred Intellectual Property, including the right to use such Transferred Intellectual Property to conduct the Business, without the payment of any license, fee, royalty or similar charge, and all such rights are fully assignable to Purchaser, and (ii) there is no claim by any Person, or any Proceeding pending or, to Seller's Knowledge, threatened, which relates to the use of any of the Transferred Intellectual Property, or the validity or enforceability of the Transferred Intellectual Property or the rights of Seller therein.

        (b)   Except as set forth on Schedule 2.01(a)(iii) of the Disclosure Memorandum, Seller has no Knowledge of any infringement or improper use by any third party of the Transferred Intellectual Property. No infringement or improper use of any intellectual property of any third party has occurred or will occur through conduct of the Business. Seller has not taken or omitted to take any action which action or omission to act would have the effect of waiving any material rights to the Transferred Intellectual Property.

        3.17    Employees and Employee Benefit Plans.    Except as set forth on Schedule 3.17 of the Disclosure Memorandum, there are no Proceedings pending or, to the Knowledge of Seller, threatened against Seller (i) with respect to or by any employee or former employee of Seller or the Business or (ii) with respect to any practices or policies of Seller or the Business. Except as set forth in Schedule 3.17 of the Disclosure Memorandum, there is no collective bargaining agreement or other agreement with a labor union with respect to the Business, and there has been no labor strike, walk-out or work stoppage existing or threatened against the Business in the last 12 months. With respect to the Business, all required amounts have been withheld or paid in compliance with applicable Laws and Seller's policies. All benefit plans, programs, policies and arrangements with respect to which Seller has any Liabilities comply and have been administered in material compliance with their terms and applicable Law and copies of all such plans have been delivered to Purchaser. Neither Seller nor any of its ERISA Affiliates has any liability or contingent liability with respect to an employee benefit plan which is subject to Title IV of ERISA.

        3.18    Environmental Matters.    Except as set forth in Schedule 3.18 of the Disclosure Memorandum:

        (a)   Seller and the Business have complied since January 1, 2001, and are in compliance with, all Environmental Laws;

        (b)   Seller and the Business have obtained and have been since January 1, 2001, and are, in compliance with the conditions of all Permits required under applicable Environmental Laws for the continued conduct of the Business in the manner now conducted, and all Permits issued under Environmental Laws in connection with the Business are listed on Schedule 3.18 of the Disclosure Memorandum;

        (c)   Seller has not received any written or oral notice, report or other information regarding any Liabilities or investigatory, corrective or remedial obligations under any Environmental Law or any threatened or existing Proceeding indicating that the Business may be (i) in violation of any Environmental Law or (ii) subject to Liabilities under any Environmental Law; and

        (d)   without limiting the foregoing, to the Knowledge of Seller, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller or the Business will prevent, hinder or limit continued compliance with Environmental Laws by the Business, give rise to any investigatory, corrective or remedial obligations pursuant to Environmental Laws with respect to the Business, or give rise to any other Liabilities pursuant to Environmental Laws with respect to the Business, including any relating to onsite or offsite releases or threatened releases of Hazardous Materials, personal injury, property damage or natural resource damage.

        3.19    Taxes.    Except as set forth on Schedule 3.19 of the Disclosure Memorandum:

        (a)   All Tax Returns with respect to the Transferred Assets or income attributable therefrom that are required to be filed before the Closing Date, copies of which have been provided to Purchaser, have been timely filed, the information provided on such Tax Returns is complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been timely paid in full, to the extent that a failure to file such Tax Returns or pay such Taxes, or any inaccuracy in such Tax Returns, could result in Purchaser being liable for such Taxes or could give rise to a Lien on the Transferred Assets;

        (b)   Seller is not a foreign person within the meaning of Treasury Regulation section 1.1445-2(b)(2) and section 1445(f)(3) of the Code;

        (c)   Taxes that are required by Law to be withheld or collected by Seller with respect to the Transferred Assets have been duly withheld or collected and, to the extent required, have been paid over to the proper Tax Authority or are held by Seller for that purpose;

        (d)   there are and have been no (i) proposed, actual or, to the Knowledge of Seller, threatened, assessments, audits, examinations or disputes as to Taxes relating to the Transferred Assets for which Purchaser could become liable, or (ii) waivers or extensions of the statue of limitations with respect to Taxes for which Purchaser could become liable. Seller does no know of any reasonable basis for the assertion by a Tax Authority of a Tax deficiency against Seller for which Purchaser could become liable;

        (e)   there are no Tax sharing, Tax indemnity, Tax allocation or similar agreements, arrangements or understandings with respect to Taxes in effect to which Seller is a party;

        (f)    at all times since its formation, (i) Seller has been a "small business corporation" as defined in section 1361 of the Code and has had in effect a valid election to be treated as an S corporation for federal income Tax purposes under section 1362 of the Code and under corresponding provisions of state or local tax laws and (ii) Seller has not taken any action that would have caused the termination of such election for any period;

        (g)   Seller has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax;

        (h)   Seller has not received any notice from any Tax Authority in any jurisdiction in which Seller does not file a Tax Return that it may be subject to taxation by that jurisdiction and, to the Knowledge of Seller, the Transferred Assets are not subject to Taxes in any jurisdiction in which it has not filed Tax Returns; and

        (i)    Seller has not entered into any closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local or foreign Law which relates to Seller or the Transferred Assets.

        3.20    Customers and Suppliers.

        (a)   Schedule 3.20(a) of the Disclosure Memorandum sets forth a true, accurate and complete list of:

          (i)    all material customers of Seller during each of the two most recently completed fiscal years and the portion of the current fiscal year prior to the date of this Agreement (collectively, the "Customers"), showing the total revenue earned in each such period from each such customer; and

          (ii)   all material suppliers to Seller during the two most recently completed fiscal years and the portion of the current fiscal year prior to the date of this Agreement (collectively, the "Suppliers"), and showing the total purchases in each such period from each such supplier.

        (b)   Except as set forth on Schedule 3.20(b) of the Disclosure Memorandum, since January 1, 2005, (i) there has been no material dispute with any customer or supplier, and (ii) there has been no material adverse change in, or threatened termination of, Seller's relationship with any Customer or Supplier (or group of customers or suppliers that in the aggregate is material).

        3.21    Affiliate Transactions.    Except for employment Contracts or as set forth in Schedule 3.21 of the Disclosure Memorandum, there are no loans, leases or other continuing transactions between Seller and any present or former shareholder, director or officer thereof or any member of such officer's, director's or shareholder's family, or any Person controlled by such officer, director or shareholder or his or her family. No director or officer of Seller, nor any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any interest in, or serves as an officer or director or in another similar capacity of, any Customer or Supplier or other organization which has a material business relationship with Seller or the Business. Except as set forth in Schedule 3.21 of the Disclosure Memorandum, no shareholder, director or officer of Seller owns any asset, tangible or intangible, which is used in the Business.

        3.22    Business Activity Restriction.    There is no non-competition or other similar Contract, commitment or Judgment to which Seller is a party, or by which it or its properties or assets are bound, that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Seller or any Contract that may be terminable as a result of Seller's status as a competitor of any party to such Contract. Seller has not entered into any Contract under which Seller is restricted from selling, licensing or otherwise distributing any of its products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

        3.23    Insurance.    The Business and the Transferred Assets are insured to the extent set forth in Schedule 3.23 of the Disclosure Memorandum. There is no claim by Seller pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Seller is in compliance with the terms thereof. Schedule 3.23 of the Disclosure Memorandum also sets forth a list of insurance policies to which other parties (including Affiliates of Seller) are a party or beneficiary which relate to the properties, assets or operations of the Business and the names of such other parties. No notice of cancellation or termination has been received by Seller with respect to any insurance policy described in Schedule 3.23 of the Disclosure Memorandum.

        3.24    Employees.    Schedule 3.24 of the Disclosure Memorandum constitutes a complete list of each director, officer and (to the extent employed in connection with the Business) employee of Seller, specifying their names and job designations, the basis of their compensation, whether fixed, bonus or commission or a combination thereof, and their current rate of pay.

        3.25    Licenses and Permits.    Seller has obtained, and is in compliance in all material respects with, all Permits required by all Governmental Authorities for the conduct of the Business as now conducted. To the Knowledge of Seller, there are no Proceedings pending or threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any such Permits. To the Knowledge of Seller, there are no disciplinary actions under any such Permits pending or threatened against Seller or any of its officers, directors or employees. No such prior Proceeding or disciplinary action has resulted in any Material Adverse Change and, to the Knowledge of Seller, there are no facts which constitute a valid legal basis for any such Proceedings or disciplinary actions. Schedule 3.25 of the Disclosure Memorandum contains a correct and complete list of all such required Permits.

        3.26    Underlying Documents.    All documents furnished to Purchaser as described in this Article 3 are true and complete copies, and there are no amendments or modifications thereto, except as expressly noted in the section of the Disclosure Memorandum in which such documents are listed or described. The minute books of Seller contain accurate records of all corporate actions approved by its directors and shareholders since January 1, 2003.

        3.27    Brokers; Fees and Expenses.

        (a)   Seller has retained Catalina Capital Advisors LP ("Seller's Broker") in connection with the transactions contemplated by this Agreement and the Related Agreements and Seller shall have sole responsibility for payment of any and all fees, commissions, expenses and other charges of Seller's Broker. Except for Seller's Broker, no other broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission or other like payments in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby based upon any arrangements made by or on behalf of Seller or its Affiliates.

        (b)   No valid claim against Seller or the Business or, to Seller's Knowledge, against Purchaser will exist for payment of any "topping," "break-up," "bust-up" or "termination" fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

        3.28    Competing Business Interests.    Except as set forth on Schedule 3.28 of the Disclosure Memorandum, other than the Business, neither Seller nor any of Seller's Affiliates engages in any business activity relating to the Business. None of Interstate Insulation, Inc., Interstate Specialty Contractors, Inc. or Scaffold Specialists, Inc. currently has, and since January 1, 2004 none has had, (i) any tangible assets of any kind, whether or not related to the Business, or (ii) any assets (whether tangible or intangible) or operations of any kind related to the Business.

        3.29    Accuracy of Statements.    Neither this Agreement nor any Related Agreement nor any schedule, exhibit or other information furnished by or on behalf of Seller to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading (it being understood that any deviation in the value of the Transferred FF&E in the Financial Statements that is less than $100,000, taken alone, shall not be considered an untrue statement of a material fact or omission to state a material fact).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Seller that the representations and warranties contained in this Article 4 are true, correct and complete:

        4.01    Organization.    Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business in each jurisdiction where the nature of its business and the performance of the Assumed Liabilities requires such qualification.

        4.02    Authorization.    Purchaser has the full power and authority to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of Purchaser, and no other actions or proceedings on the part of Purchaser or its shareholders are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement, the Related Agreements or the transactions contemplated hereby and thereby.

        4.03    Binding Effect.    This Agreement has been, and on the Closing Date each of the Related Agreements will be, duly executed and delivered by Purchaser. This Agreement is, and on the Closing Date each of the Related Agreements to which Purchaser is a party will be, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors' rights generally and subject to general principles of equity.

        4.04    No Violations.    The execution, delivery and performance by Purchaser of this Agreement and each of the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any provision of Purchaser's certificate of incorporation, bylaws or similar organizational documents, and (ii) conflict with, result in the breach of, constitute a default under, result in the termination, cancellation, modification or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under, or give any other Person any right to terminate, cancel modify or accelerate (whether after the giving of notice or the lapse of time or both) any right or obligation of Purchaser under, any Contract, instrument or other arrangement to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound, or violate or result in a breach of or constitute a default under any Law or Judgment applicable to Purchaser or by which any of its assets or properties is bound, other than any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Purchaser Material Adverse Change.

        4.05    Consents and Approvals.    No Consent is required to be obtained by Purchaser from, and no notice or filing is required to be given by Purchaser to or made by Purchaser with, any Governmental Authority or other Person in connection with the execution, delivery and performance by Purchaser of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

        4.06    Brokers; Fees and Expenses.    Neither Purchaser nor its Affiliates have entered into any Contract with any Person which may result in such Person being entitled to any finder's fees, brokerage or agent's commission or other like payments in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby.

        4.07    Litigation.    There is no Proceeding pending or, to Purchaser's Knowledge, threatened against Purchaser that seeks to enjoin or obtain Damages in respect of the consummation of the transactions contemplated by this Agreement.

        4.08    Accuracy of Statements.    Neither this Agreement nor any Related Agreement nor any schedule, exhibit or other information furnished by or on behalf of Purchaser to Seller or any representative or Affiliate of Seller in connection with this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 5
COVENANTS

        5.01    Conduct of Business Pending the Closing.    From the date of this Agreement to the Closing, Seller shall operate the Business only in the usual, regular and ordinary course and in a manner consistent with past practice, and shall use all commercially reasonable efforts to (i) preserve intact its present business organization, (ii) preserve its goodwill and advantageous business relationships with customers, suppliers, employees and other Persons having business dealings with the Business, (iii) prevent any event that could result in Material Adverse Change, (iv) perform all of Seller's obligations under the Transferred Contracts, and (v) not permit any action or omission that would cause any of their representations or warranties contained in this Agreement to become inaccurate or any of their covenants to be breached, all to the end that Business as a going concern shall be unimpaired and transferred to Purchaser at the Closing in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Seller shall not, without the prior written consent of Purchaser:

        (a)   sell, transfer, convey, assign or otherwise dispose of any of the Transferred Assets;

        (b)   suffer or permit the creation of any Lien on any of the Transferred Assets;

        (c)   modify, amend or terminate any Transferred Contract;

        (d)   waive, release, cancel or assign any rights or claims under any Transferred Contract;

        (e)   enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any current or former director, officer, consultant or employees, or increase in any manner the compensation or fringe benefits of any current or former director, officer, consultant or employee or pay any benefit not required by any existing plan and arrangement or enter into any Contract or arrangement to do any of the foregoing;

        (f)    except for Contracts in respect to purchases of scaffold rental fleet in the ordinary and usual course of business and consistent with past practice, incur any obligation or enter into any Contract or arrangement that (i) requires a payment by any Person in excess of, or a series of payments that in the aggregate exceed, $10,000, or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $10,000, (ii) has a term, or requires the performance of any obligations by Seller or the Shareholders over a period, in excess of one year, or (iii) when taken together with all such Contracts, requires payments in excess of $50,000 in the aggregate, or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000 in the aggregate;

        (g)   enter into any Contract in respect to purchases of scaffold rental fleet in excess of $100,000 or, when taken together with all such Contracts, $300,000;

        (h)   enter into any Contract in respect to "re-renting" or otherwise renting additional equipment to the extent that, when taken together with all such Contracts, payments under such Contracts exceed $30,000 per month;

        (i)    enter into any Contract with a sales representative, manufacturer's representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;

        (j)    make any distributions to its shareholders, other than distributions for federal and state income Taxes payable by such shareholders as a result of the activities of the Business;

        (k)   alter through merger, liquidation, reorganization, restructuring or in any other fashion the capital structure of Seller;

        (l)    effect any change in Seller's methods, systems, policies, principles or practices of accounting, except as may be required under GAAP;

        (m)  fail to maintain the status of Seller as an S corporation for federal income Tax purposes, make, revoke or amend any Tax election, change any method of Tax accounting or Tax procedure or practice or settle or compromise any claim relating to Taxes with respect to the Transferred Assets or income attributable therefrom if such action shall be binding on Purchaser after the Closing Date. Seller shall not (i) file or cause to be filed any material amended Tax Return, (ii) file or cause to be filed a material claim for refund of Taxes previously paid, or (iii) waive or extend the statute of limitations with respect of any Taxes relating to the Transferred Assets or income attributable therefrom;

        (n)   change collection or payment terms, including offering discounts or other incentives for early payment, premiums for late payment or otherwise change the policies and practices of the Business in respect of the collection of receivables or payment of payables; or

        (o)   authorize, commit or agree to do any of the foregoing.

Any Contract that is entered into by Seller without breaching this Section 5.01 shall be included in the Transferred Assets, and the Disclosure Memorandum shall be updated promptly by Seller to include any such Contract. Any Contract that is entered into by Seller in violation of this Section 5.01 shall be an Excluded Asset, shall constitute an Excluded Liability and shall not be deemed to be included on any schedule of the Disclosure Memorandum.

        5.02    Access to Information.

        (a)   Prior to the Closing, Seller shall give Purchaser and Purchaser's accountants, counsel and other representatives, upon reasonable advance notice, reasonable access during normal business hours to, and the right to inspect and copy, all of the Contracts, Books and Records and Tax Returns of Seller (including employment histories and other information relating to employees to the extent permitted by applicable Law) and during such period shall furnish to Purchaser any information concerning the Business that is reasonably available to Seller. Seller shall make its officers and employees available to Purchaser and its accountants, counsel and other representatives as Purchaser and such other Persons shall from time to time reasonably request. As part of and not in limitation of the foregoing, from the date hereof until the Closing Seller shall, at Purchaser's request, (i) permit a representative of Purchaser to review and audit on an ongoing basis the collection and status of receivables, the payment and status of accounts payable, the status of capital expenditures and such other Books and Records as Purchaser may reasonably request, at the offices of Seller during normal business hours, and (ii) permit representatives of Purchaser access to each of Seller's facilities to perform an evaluation (including a physical count) of scaffold inventory, and to assist Purchaser in the performance of such evaluation as may be reasonably requested by Purchaser (it being understood that such evaluation shall be at the sole cost of Purchaser except for Seller's internal costs and the costs of any of Seller's employees who may assist in such evaluation, which shall be borne by Seller).

        (b)   For five years following the Closing Date, each party shall retain, at such party's sole expense, all Books and Records relating to the Business, the Transferred Assets or the Assumed Liabilities that are in such party's control or possession, and shall allow the other party reasonable access during normal business hours to, and the right to inspect and copy, such Books and Records, provided that such rights of access, inspection and copying shall apply, in the case of Seller, only to such Books and Records as existed as of the Closing Date (it being understood that this proviso shall not limit any provisions set forth in Section 2.08 or 5.11).

        5.03    Required Consents; Cooperation.    (a) Seller and Purchaser shall use all commercially reasonable efforts to obtain each of the Required Consents as promptly as practicable after the date of this Agreement. Each party shall make, or cause to be made, all filings, notices, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of such party or any of such party's Affiliates pursuant to any applicable Law or Contract in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby and shall cooperate with the other party in making all such filings, notices, applications, statements and reports that are required to be made prior to the Closing Date by the other party or its Affiliates. Seller shall keep Purchaser informed, on a timely basis, of any development or condition that would reasonably be expected to delay the receipt by Seller of all of the Required Consents within thirty (30) days after the date of this Agreement.

        (b)   Without limiting the generality of Sections 5.01 and 5.03(a), prior to the Closing, Seller shall cooperate with Purchaser and shall take all actions reasonably requested by Purchaser to ensure a smooth transition of the Customers, the Suppliers and its other business relationships from Seller to Purchaser, including allowing Purchaser access to communications channels with such customers and suppliers and providing information regarding such transition to such customers and suppliers at Purchaser's request.

        5.04    Publicity.

        (a)   Prior to the Closing Date and except as set forth in this Section 5.04, no disclosure, public announcement or other publicity regarding the existence of this Agreement or its contents or the transactions contemplated hereby shall be made by Purchaser, Seller or any of their respective Affiliates, officers, directors, managers, shareholders, employees, representatives or agents, without the prior written agreement of Purchaser and Seller, in any case, as to form, content, timing and manner of distribution or publication; provided that nothing in this Section 5.04 shall prevent any party from (i) making any disclosure or public announcement required by Law or the rules of any stock exchange (including the securities Laws) so long as such party consults the other parties as to the form, content, timing and manner of distribution or publication, (ii) discussing this Agreement or its contents or the transactions contemplated hereby with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions or whose assistance is required to consummate the transactions or (iii) enforcing its rights hereunder.

        (b)   Immediately after the date of this Agreement, Seller and Purchaser shall jointly prepare press releases regarding the sale of the Transferred Assets and Transferred Contracts and the acquisition of the same by Purchaser in accordance with the terms of this Agreement.

        5.05    Interim Financial Statements.    Seller agrees to provide to Purchaser, as soon as practicable after the end of each calendar month prior to the Closing Date (but in any event prior to the 20th day of the subsequent month), an unaudited balance sheet as of such month-end, together with the related statement of operations for the period from January 1, 2006 (or April 1, 2006, in the case of the financial statements to be delivered hereunder on or prior to July 20, 2006 (the "June Financial Statements")) until such month-end, prepared in a manner consistent with the manner in which the Financial Statements were prepared and accompanied by a certificate of Seller's Chief Financial Officer that such financial statements are accurate (subject to customary year-end adjustments and differences in the determination of the value of the Transferred FF&E which will not in the aggregate reduce the net worth of the Business by more than One Hundred Thousand Dollars ($100,000)).

        5.06    Supplemental Information.    From time to time prior to the Closing, Seller shall promptly disclose in writing to Purchaser any matter arising after the date of this Agreement that, if existing, occurring or known as of the date of this Agreement, would have been required to be disclosed to Purchaser in the Disclosure Memorandum or that would render inaccurate any of the representations, warranties or statements set forth in Article 3. No information provided to Purchaser pursuant to this Section 5.06 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or in any Related Agreement.

        5.07    Employees; Employee Benefit Plans.

        (a)   At any time and from time to time after the date hereof until the Closing, Purchaser may interview, and Seller shall make available for Purchaser to interview, any and all of Seller's officers and employees related to the Business for employment by Purchaser following the Closing Date. Purchaser may, in its sole and absolute discretion, prior to Closing, offer employment to any or all of such employees to commence after the Closing Date, on such terms and conditions as Purchaser, in its sole and absolute discretion, shall determine. Those employees who accept Purchaser's offer of employment shall be referred to as "Hired Employees." In no case, however, shall Purchaser be deemed to have assumed any liability or obligation (including obligations under any benefit plans) of Seller with respect to any of its employees, except as set forth in Section 5.07(b).

        (b)   Seller shall be responsible for and shall pay all vacation pay earned or accrued by their employees as of the close of business on the Closing Date, including any related payroll Taxes and deductions with respect thereto; provided that, with respect to the Hired Employees, Purchaser shall assume and be responsible for, and shall credit to such Hired Employees, such Hired Employees' accrued but unused vacation pay as of the close of business on the Closing Date, in each case as set forth in the Company's Books and Records. Following the Closing Date, Purchaser shall provide vacation and holidays for any employees hired by Purchaser consistent with Purchaser's vacation policy, provided that Purchaser shall provide each Hired Employee with vacation pay substantially equivalent to vacation pay provided to such Hired Employee by Seller as of the date hereof.

        (c)   Except as otherwise provided in Section 5.07(b), Purchaser is not assuming pursuant to this Agreement or the Related Agreements any Liability of Seller to, or with respect to, any current or former employee of Seller or under or with respect to any employee benefit plan, program, policy or arrangement of Seller, including any severance obligations to, or with respect to, any current or former employee of Seller.

        5.08    Corporate Opportunity; Non-Solicitation.

        (a)   In order to induce Purchaser to enter into this Agreement, Seller expressly covenants and agrees that, from and after the date of this Agreement until the three-year anniversary of the Closing Date (such date being referred to herein as the "Ending Date"), Seller shall not, directly or indirectly:

          (i)    engage in, control, advise, manage, receive any economic benefit from or exert any influence upon, any business which conducts activities in the Territory similar to those conducted by the Business (except for, prior to the Closing Date, the Business itself);

          (ii)   solicit, divert or attempt to solicit or divert any Person who is, was, or was solicited to become, a customer or supplier of the Business at any time prior to the Closing Date;

          (iii)  employ, solicit for employment or encourage to leave their employment (other than to accept an offer of employment by Purchaser) any Person who is an officer or employee of Purchaser (including any Hired Employee);

          (iv)  disturb, or attempt to disturb, any business relationship between any Person and the Business; or

          (v)   make any statement to any Person, including the press or media, likely to result in adverse publicity for the Business.

For purposes of this Section 5.08(a), the term "directly or indirectly" shall include acts or omissions as proprietor, partner, joint venturer, employer, lender or consultant of, or owner of any interest in, any Person. "Territory" shall mean the United States of America, including its territories and commonwealths.

        (b)   If at any time any of the provisions of this Section 5.08 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Section 5.08 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions as shall be determined to be reasonable and enforceable by the Governmental Authority having jurisdiction over the matter, and Seller expressly agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

        (c)   The provisions of this Section 5.08 shall be in addition to, and not in limitation of, any other provisions contained in any other agreement with Purchaser or any of its Affiliates containing similar or additional restrictions on the activities of Seller.

        (d)   Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article 7 and other remedies at law may be inadequate in the case of any breach of the covenants contained in Section 5.08(a). Accordingly, Purchaser shall be entitled to seek equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

        (e)   Seller acknowledges that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.08.

        5.09    Confidentiality.    From the date of this Agreement until the date that is three (3) years after the Closing Date, Seller shall hold, and shall cause its Affiliates to hold, together with Seller's and its Affiliates' respective officers, directors, employees, consultants, advisors and other agents, all non-public or confidential information relating to the Business, the Transferred Assets and the Transferred Contracts in strict confidence and not disclose to any Person or use any such information for any purpose; provided that this restriction shall not apply to (i) any information which becomes publicly available after the Closing Date through no fault of Seller or any of its Affiliates, (ii) any disclosure required by applicable Law or any Governmental Authority, so long as notice of such disclosure is given to Purchaser prior to making such disclosure and Purchaser is given sufficient opportunity to seek a protective order or take other action to prevent such disclosure, and (iii) information disclosed in connection with any legal action between Purchaser and Seller in connection with this Agreement or the transactions contemplated hereby.

        5.10    Brokers.    Regardless of whether the Closing shall occur, (a) Seller shall indemnify Purchaser and its Affiliates against, and hold Purchaser and its Affiliates harmless from, any and all liability for any brokers' or finders' fees or other commissions arising with respect to brokers or finders retained or engaged by Seller or any of its Affiliates in respect of the transactions contemplated by this Agreement, and (b) Purchaser shall indemnify Seller and its Affiliates against, and hold Seller and its Affiliates harmless from, any and all liability for any brokers' or finders' fees or other commissions arising with respect to brokers or finders retained or engaged by Purchaser or any of its Affiliates in respect of the transactions contemplated by this Agreement.

        5.11    Tax Matters.

        (a)   Seller shall timely file (after taking into account extensions) all Tax Returns that are required by Law to be filed with respect to the Transferred Assets or income attributable therefrom on or prior to the Closing Date. To the extent such Tax Returns could have an effect on the obligations of Purchaser, any such Tax Returns shall be prepared in a manner consistent with past practices unless otherwise required by Law. Seller shall timely pay any and all Taxes required to be shown as due on such Tax Returns, except for such Taxes as may be contested by Seller in good faith and in appropriate proceedings or with respect to such Taxes for which Purchaser is responsible pursuant to Section 2.02(a).

        (b)   Notwithstanding any other provision in this Agreement, after the Closing Date, each of Seller and Purchaser shall, with respect to the transactions contemplated in this Agreement:

          (i)    assist the other parties as reasonably requested in preparing and filing (including obtaining all necessary signatures) any Tax Returns with respect to Seller or Purchaser which such other party is responsible for preparing and filing in accordance with this Agreement;

          (ii)   cooperate as reasonably requested in preparing for any audits of, or disputes with Taxing Authorities regarding, any Tax Returns with respect to Seller;

          (iii)  make available to the other party and to any Tax Authority as reasonably requested all relevant information, records and documents relating to Taxes with respect to Seller or Purchaser;

          (iv)  provide timely notice to the other parties in writing of any pending or proposed audits or assessments with respect to Taxes for which the other may have a liability under this Agreement;

          (v)   furnish the other parties with copies of all relevant correspondence received from any Tax Authority in connection with any audit or information request with respect to any Taxes referred to in clause (iv) above; and

          (vi)  bear the other party's reasonable out-of-pocket expenses in complying with a request by such party for the other party's assistance or cooperation to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

        5.12    Bulk Sales.    The parties hereto waive compliance with the requirements of any Bulk Sales Laws in connection with the consummation of the transactions contemplated hereby.

        5.13    Corporate Name.    Seller shall file, and shall cause each of its Affiliates to file, not less than two (2) Business Days after the Closing, amended articles of incorporation (or similar organizational documents) with the appropriate Governmental Authorities changing its corporate name and the corporate names of its Affiliates to corporate names that do not contain the terms "Interstate" or "Scaffolding" or any name similar to "Interstate Scaffolding."

        5.14    Compliance with Laws.    From the date hereof to the Closing Date, Seller shall duly comply with all Laws.

        5.15    The Gardena Lease.

        (a)   From and after the Closing, Seller shall permit Purchaser to use the properties and facilities that are the subject of the Gardena Lease to transition the Business thereat to its own facilities. Purchaser shall deliver written notice to Seller upon vacating such properties and facilities (the "Gardena Use Termination Notice").

        (b)   From and after the Closing, Seller shall use its best efforts to cause (i) the Gardena Lease to be terminated early by the lessor, or assigned or transferred to any Person, and/or (ii) the property that is the subject of the Gardena Lease to be sublet to any Person, provided that no such early termination, assignment, transfer or sublet shall become effective until at least the date Purchaser provides the Gardena Use Termination Notice. Seller shall promptly notify Purchaser of any such early termination, assignment, transfer or sublet.

        (c)   Not later than ten (10) Business Days after the conclusion of each calendar month that is within the Rent Reimbursement Period (in whole or in part), Seller may submit to Purchaser a written statement, certified by its president or chief executive officer, stating the amount of base rent Seller has actually paid to the landlord under the Gardena Lease for that calendar month (or, if the entire calendar month was not within the Rent Reimbursement Period, the portion of such month that was within the Rent Reimbursement Period). In addition, not later than ten (10) Business Days after the payment of any property taxes or utilities relating to the Gardena Lease during the Rent Reimbursement Period (such amounts, together with the base rent for the Gardena Lease described in the previous sentence, the "Gardena Expenses"), Seller may submit to Purchaser a written statement, certified by its president or chief executive officer, stating the amount of such property taxes or utilities actually paid by Seller. Upon receiving any statement described in the first or second sentence of this Section 5.15(c) , Seller shall promptly reimburse Purchaser for the amount of the Gardena Expenses set forth therein. In no event shall the Gardena Expenses reimbursable by Purchaser pursuant to this Section 5.15(b) exceed $10,000 in the aggregate for any calendar month during the Rent Reimbursement Period, and this Section 5.15(b) shall not apply to any payments of amounts with respect to any period prior or subsequent to the Rent Reimbursement Period. Nothing contained in this Section 5.15 shall constitute, or be deemed or construed to constitute, an assumption by Purchaser of any of the obligations or liabilities under the Gardena Lease, and nothing contained herein shall excuse Seller from any of its obligations under the Gardena Lease.

ARTICLE 6
CONDITIONS TO CLOSING; TERMINATION

        6.01    General Conditions.    The obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

        (a)   no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated, enforced or threatened by any court of competent jurisdiction or other Governmental Authority that prohibits or would prohibit the consummation of the transactions contemplated by this Agreement; and

        (b)   there shall not be any Proceeding pending or threatened that seeks to enjoin or obtain Damages in respect of the consummation of the transactions contemplated by this Agreement.

        6.02    Additional Conditions to Obligations of Seller.    The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

        (a)   Purchaser shall have performed and complied with all agreements and covenants required to be performed and complied with by Purchaser under this Agreement at or prior to the Closing;

        (b)   the representations and warranties of Purchaser contained in this Agreement shall be true and correct at and as of the date of this Agreement and shall be true and correct in all material respects (except such representations and warranties that are already qualified by materiality, which shall be true and correct in all respects) at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case such representation or warranty shall be true and correct as of such date);

        (c)   Purchaser shall have delivered, or be standing ready to deliver, to Seller the Purchase Price less the Escrow Amount, and each of the agreements, documents, instruments, certificates and other deliveries described in Section 2.07;

        (d)   Ronald E. Fowler and Purchaser shall have entered into a non-competition and non-solicitation agreement satisfactory to Purchaser with a term of three years for a one-time payment at the Closing of $250,000;

        (e)   Robert Veltré, William Kuhn and Michael Mickley shall each have entered into employment agreements with Purchaser upon terms the same or better than their current employment relationship with Seller, for a period of two years, such agreements to include provisions for non-competition and non-solicitation by each individual for a period of two years after the termination of any employment relationship, and such other terms as are satisfactory to Purchaser; and

        (f)    Donald Valentine shall have entered into (i) a consulting agreement with Purchaser, and (ii) a letter agreement regarding the assignment of his confidentiality and non-compete agreement with Seller (as identified on Schedule 2.01(a)(ii) of the Disclosure Memorandum), in each case with such terms as are satisfactory to Purchaser.

        6.03    Additional Conditions to Obligations of Purchaser.    The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

        (a)   Seller shall have performed and complied with all agreements and covenants required to be performed and complied with by Seller under this Agreement at or prior to the Closing;

        (b)   the representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the date of this Agreement and shall be true and correct in all material respects (except such representations and warranties that are already qualified by materiality, which shall be true and correct in all respects) at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case such representation or warranty shall be true and correct as of such date);

        (c)   there shall not be any Proceeding pending or threatened that seeks to enjoin, or obtain material Damages relating to the Business;

        (d)   Seller shall have received each of the Required Consents marked with an asterisk (*) on Schedule 3.05 of the Disclosure Memorandum, in each case on terms reasonably satisfactory to Purchaser;

        (e)   there shall have been no Material Adverse Change since the date of the Base Balance Sheet;

        (f)    Seller shall have delivered, or be standing ready to deliver, to Purchaser each of the agreements, documents, instruments, certificates and other deliveries described in Section 2.06;

        (g)   Ronald E. Fowler and Purchaser shall have entered into a non-competition and non-solicitation agreement satisfactory to Purchaser with a term of three years for a one-time payment at the Closing of $250,000;

        (h)   Robert Veltré, William Kuhn and Michael Mickley shall each have entered into employment agreements with Purchaser upon terms the same or better than their current employment relationship with Seller, for a period of two years, such agreements to include provisions for non-competition and non-solicitation by each individual for a period of two years after the termination of any employment relationship, and such other terms as are satisfactory to Purchaser;

        (i)    Donald Valentine shall have entered into (i) a consulting agreement with Purchaser, and (ii) a letter agreement regarding the assignment of his confidentiality and non-compete agreement with Seller (as identified on Schedule 2.01(a)(ii) of the Disclosure Memorandum), in each case with such terms as are satisfactory to Purchaser;

        (j)    Ronald E. Fowler and Purchaser shall have entered into an agreement for the acquisition by Purchaser of the property at 17315 Ashland Avenue, East Hazel Crest, Illinois pursuant to the terms and subject to the conditions set forth therein, which agreement shall be mutually satisfactory to Purchaser and Mr. Fowler;

        (k)   Seller shall have delivered to Purchaser the June Financial Statements, and the June Financial Statements shall demonstrate to Purchaser's reasonable satisfaction that Seller's earnings before interest, taxes, depreciation and amortization, each as determined in a manner consistent with the Financial Statements, for the three months ended June 30, 2006 were not be less than $1,259,000; and

        (l)    Purchaser shall have received certificates signed by an authorized representative of Seller as to compliance with the conditions set forth in Sections 6.03(a) and 6.03(b).

        6.04    Termination.    This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

        (a)   by the mutual written agreement of the parties to the Agreement;

        (b)   by Seller, if there shall have been a material breach of any covenant, obligation, representation or warranty of Purchaser hereunder, and such breach shall not have been remedied within fifteen (15) days after receipt by Purchaser of written notice from Seller specifying the breach and requesting such breach be remedied;

        (c)   by Purchaser, if there shall have been a material breach of any covenant, obligation, representation or warranty of Seller hereunder, and such material breach shall not have been remedied within fifteen (15) days after receipt by Seller of a written notice from Purchaser specifying the breach and requesting such breach be remedied; or

        (d)   by either Purchaser or Seller, by giving written notice of such termination to the other parties, if the Closing shall not have occurred on or prior to October 31, 2006.

If this Agreement is terminated by Seller as permitted by Section 6.04(b) or by Purchaser as permitted by Section 6.04(d), Purchaser shall pay to Seller an amount equal to $100,000 to cover direct and indirect costs incurred by Seller. Except as set forth in the foregoing sentence, any termination of this

Agreement pursuant to this Section 6.04 shall be without liability to any party and, following such termination, no party shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement, except that no such termination shall relieve any party from liability for any willful breach of this Agreement and this Section 6.04 and Sections 8.01, 8.06 and 8.11 shall survive any such termination of this Agreement.

ARTICLE 7
INDEMNIFICATION

        7.01    Indemnification of Purchaser Indemnified Parties.    Subject to the other provisions of this Article 7 and the terms and conditions of the Escrow Agreement, from and after the Closing each Purchaser Indemnified Party shall be indemnified, held harmless and reimbursed by Seller or from the Escrow Fund (if applicable), against, from and for any and all actual Damages suffered or incurred by such Purchaser Indemnified Party in connection with, relating to or arising out of:

        (a)   any breach of or inaccuracy in any warranty or representation of Seller contained in this Agreement, any Related Agreement or any certificate delivered by or on behalf of Seller or any officer of Seller pursuant to this Agreement;

        (b)   any breach by Seller or failure by Seller to perform, any of its agreements, covenants or obligations in this Agreement or any Related Agreement;

        (c)   the allegations, claims and other matters set forth in, and any Proceedings relating to, Willie Westmoreland et. al. v. Fowler (Case No.04CH15121 in the Circuit Court of Cook County, Chancery Division) or Interstate Scaffolding, Inc. v. Scaffolding Dynamics, Inc. and Willie Westmoreland (Case No. 05CH12938 in the Circuit Court of Cook County, Chancery Division); and

        (d)   the Excluded Assets and Excluded Liabilities.

        7.02    Limitations on Indemnification of Purchaser Indemnified Parties.

        (a)   Purchaser Indemnified Parties shall have the right to payment by Seller and/or the Escrow Fund under Section 7.01(a) or (b) (other than claims resulting from any breach of any representation or warranty set forth in Section 3.19 or any covenant or obligation of Seller set forth in Section 2.10, 2.11 or 5.11 (collectively, the "Tax Matters"), which shall not be subject to this Section 7.02(a)), only if Purchaser Indemnified Parties shall have incurred, as to all claims under Section 7.01(a) and (b) (other than claims arising from any breach of a Tax Matter), indemnifiable Damages in excess of Three Hundred Thousand Dollars ($300,000) in the aggregate (the "Basket"); it being understood that, once all such Damages reach the amount of the Basket, Purchaser Indemnified Parties shall be entitled to all Damages incurred by them with respect to such matters.

        (b)   Neither Seller nor any of its Affiliates shall have any liability under this Agreement in excess of (i) with respect to all claims under Section 7.01(a) and (b) (other than claims under Section 7.01(a) or (b) as a result of a Tax Matter or any breach of a Title and Authorization Warranty), thirty percent (30%) of the Purchase Price in the aggregate; and (ii) with respect to all claims under Section 7.01(a) or (b) as a result of a Tax Matter or any breach of a Title and Authorization Warranty, one hundred percent (100%) of the Purchase Price in the aggregate.

        7.03    Indemnification of Seller Indemnified Parties.    From and after the Closing, each Seller Indemnified Party shall be indemnified, held harmless and reimbursed by Purchaser against, from and for any and all actual Damages suffered or incurred by such Seller Indemnified Party in connection with, relating to or arising out of:

        (a)   any breach of or inaccuracy in any warranty or representation of Purchaser contained in this Agreement, any Related Agreement or any certificate delivered by or on behalf of Purchaser or any officer thereof pursuant to this Agreement; or

        (b)   any breach by Purchaser of, or failure by Purchaser to perform, any of its agreements, covenants or obligations in this Agreement or any Related Agreement.

        7.04    Claims.    The provisions of this Section 7.04 shall be subject to Section 7.05. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Party shall promptly give a Claim Notice of such claim in accordance with the provisions hereof (and, if applicable, of the Escrow Agreement) and of any known claimed amount and, if applicable, any estimated claimed amount; provided that the failure of the Indemnified Party to give notice shall not relieve the Indemnifying Party of its obligations under Article 7 except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby. If the Indemnifying Party does not object in writing to such indemnification claim within 30 days of receiving notice thereof, the Indemnified Party shall be entitled to recover promptly from the Indemnifying Party (and, if a Purchaser Indemnified Party is the Indemnified Party and the Escrow Fund continues to be held by the Escrow Agent, the Escrow Fund) the known claimed amount and estimated claimed amount (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Party may be entitled pursuant to Section 7.01 or 7.03) , and no later objection by the Indemnifying Party shall be permitted. If the Indemnifying Party agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Party shall nevertheless be entitled to recover promptly from the Indemnifying Party (and, if a Purchaser Indemnified Party is the Indemnified Party and the Escrow Fund continues to be held by the Escrow Agent, the Escrow Fund) the lesser amount, without prejudice to the Indemnified Party's claim for the difference.

        7.05    Notice of Third Party Claim; Assumption of Defense.    The Indemnified Party shall give a Third Party Claim Notice as promptly as is reasonably practicable of the assertion of any claim, or the commencement of any suit, action or other Proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Party to give notice shall not relieve the Indemnifying Party of its obligations under this Article 7 except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby. The Indemnifying Party may, at its own expense, (a) participate in the defense of any such Proceeding and (b) upon notice to the Indemnified Party and the Indemnifying Party's delivering to the Indemnified Party a written agreement that the Indemnified Party is entitled to indemnification pursuant to Section 7.01 or 7.03 for all actual Damages arising out of such Proceeding and that the Indemnifying Party shall be liable for the entire amount of any Damages, at any time during the course of any such Proceeding, assume the defense thereof; provided that (i) the Indemnifying Party's counsel is reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party's reasonable request for such consultation from time to time with respect to such Proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If, however, the Indemnified Party reasonably determines in its judgment that representation by the Indemnifying Party's counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, then such Indemnified Party may employ separate counsel to represent or defend it in any such Proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such separate counsel. Whether or not the Indemnifying Party chooses to defend or prosecute any such Proceeding, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof.

        7.06    Settlement or Compromise.    The Indemnified Party shall have the right in its sole discretion to settle any such Proceeding of the kind referred to in Section 7.05; provided, however, that the Indemnified Party shall not be entitled to recovery under this Article 7 in respect of amounts paid pursuant to such settlement unless it was effected with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, or it was effected after the Indemnifying Party unreasonably withheld or delayed its consent thereto. The Indemnifying Party may settle any such Proceeding only with prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The parties agree that it would be reasonable to withhold consent to a settlement to the extent such settlement would impose on such Person any restriction on the operation of its business or assets.

        7.07    Failure of Indemnifying Person to Act.    In the event that the Indemnifying Party does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Party of its obligations hereunder.

        7.08    Escrow.    In the event a Purchaser Indemnified Party is entitled to receive any amount from Seller under this Agreement, including any indemnification payment under this Agreement, without limiting Purchaser Indemnified Party's rights to seek any recovery against Seller directly, such Purchaser Indemnified Party shall first recover all or any portion of such amount from the Escrow Fund in accordance with the terms of the Escrow Agreement; provided that, if Purchaser reasonably believes that the Escrow Fund may be insufficient to cover all claims for indemnification by Purchaser Indemnified Parties that may arise pursuant to this Article 7, Purchaser may so notify Seller and the Purchaser Indemnified Parties may, at their option, seek indemnification from the Escrow Fund, the Seller or both. Any claim notice required to be given by a Purchaser Indemnified Party under this Article 7 shall specify to what extent Purchaser Indemnified Party is seeking indemnification from Seller or the Escrow Fund, or both.

        7.09    Survival of Representations and Warranties.    The representations and warranties contained in this Agreement shall survive the Closing for the applicable period set forth in this Section 7.09, and any and all claims and causes of action for indemnification under this Article 7 arising out of the inaccuracy or breach of any representation or warranty of Seller, or Purchaser must be made prior to the termination of the applicable survival period. All of the representations and warranties contained in this Agreement and any and all claims and causes of action for indemnification under this Article 7 with respect thereto shall terminate on the one-year anniversary of the Closing Date; provided, however, that all representations and warranties with respect to Taxes shall survive until sixty (60) days after the end of the applicable statute of limitations period and the Title and Authorization Warranties shall survive forever. In the event notice of any claim for indemnification under Section 7.01(a) or 7.03(a) shall have been given prior to the termination of the applicable survival period, then the representations and warranties that are the subject of such indemnification claim shall survive for purposes of such claim until such time as such claim is finally resolved. It is understood and agreed that the indemnification obligations of Seller under Sections 7.01(b), (c) and (d) and the indemnification obligation of Purchaser under Sections 7.03(b) shall survive indefinitely.

        7.10    Characterization of Indemnification Payments.    Purchaser and Seller agree to treat any payment made under this Article 7 as an adjustment to the Purchase Price.

ARTICLE 8
GENERAL PROVISIONS

        8.01    Transaction Expenses.    Each party to this Agreement shall pay all fees and expenses incurred by such party in connection with this Agreement and the transactions contemplated by this Agreement. For the avoidance of doubt, Seller shall bear all fees and expenses related to winding-up Seller's business.

        8.02    Further Assurances.    From time to time after the Closing and without further consideration, Seller, upon the request of Purchaser and at Purchaser's expense, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Transferred Assets as contemplated by this Agreement and to vest in Purchaser title to the Transferred Assets.

        8.03    Notices.    Any notices or other communications required or permitted under this Agreement or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in Person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by reputable overnight courier, addressed as follows:

        If to Purchaser:

    Brand Services, Inc.
    2505 South Main Street
    Kennesaw, Georgia 30144
    Attention: General Counsel
    Facsimile: (678) 285-1444

        With a copy to:

    Mayer, Brown, Rowe & Maw LLP
    71 South Wacker Drive
    Chicago, Illinois 60606-4637
    Attention: Brian T. May
    Facsimile: (312) 706-8532

        If to Seller:

    c/o Ronald E. Fowler
    64 Ridge Road
    Barrington Hills, Illinois 60010
    Facsimile:

        With a copy to:

    Arnstein & Lehr LLP
    120 S. Riverside Plaza
    Suite 1200
    Chicago, Illinois 60606
    Attention: A. Thomas Skallas
    Facsimile: (312) 876-7322

or such other address as the Person to whom notice is to be given has furnished in writing to the other party. A notice of change in address shall not be deemed to have been given until received by the addressee.

        8.04    Amendment; Assignment.    This Agreement may not be amended or assigned except by an instrument in writing signed by each of the parties to the Agreement.

        8.05    Headings and Schedules.    The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        8.06    Applicable Law.    This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Illinois.

        8.07    No Third Party Rights.    Except as specifically provided in Article 7, this Agreement is intended to be solely for the benefit of the parties to this Agreement and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties to this Agreement.

        8.08    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

        8.09    Severability.    If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

        8.10    Entire Agreement.    This Agreement and the Related Agreements set forth the entire understanding and agreement between the parties as to the matters covered in this Agreement and the Related Agreements and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement.

        8.11    Consent to Jurisdiction; Waiver of Jury Trial.    All disputes, litigation, proceedings or other legal actions by any party to this Agreement in connection with or relating to this Agreement or any of the matters described or contemplated in this Agreement shall be instituted in the courts of the State of Illinois or of the United States, in either case sitting in the State of Illinois. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of Illinois and of the United States sitting in the State of Illinois in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement. Each party to this Agreement will maintain at all times a duly appointed agent in the State of Illinois for the service of any process or summons in connection with any such dispute, litigation, action or proceeding brought in any such court and, if it fails to maintain such an agent during any period, any such process or summons may be served on it by mailing a copy of such process or summons to it at its address set forth, and in the manner provided, in Section 8.03. Each party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement and, to the fullest extent permitted by applicable Law, any defense or objection it may now or hereafter have to the laying of venue of any proceeding under this Agreement brought in the courts of the State of Illinois or of the United States sitting in State of Illinois and any claim that any proceeding under this Agreement brought in any such court has been brought in an inconvenient forum.

        8.12    Waiver.    A party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by the other party pursuant to this Agreement or (iii) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained in this Agreement by the other party. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

        8.13    Fair Construction.    This Agreement shall be deemed to be the joint work product of the parties to this Agreement without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

        8.14    Specific Performance.    Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, in addition to any other remedy to which it may be entitled, at law or in equity.

[Signature Page to Follow]

        Each of the parties to this Agreement has executed this Agreement as of the day and year first above written.

BRAND SERVICES, INC.
By:	Name: Title:
INTERSTATE SCAFFOLDING, INC.
By:	Name: Title:

LIST OF SCHEDULES AND EXHIBITS

Schedules of the Disclosure Memorandum
Schedule 2.01(a)(ii)	Transferred Contracts
Schedule 2.01(a)(iii)	Transferred Intellectual Property
Schedule 2.01(b)(i)	Bank Accounts
Schedule 2.01(b)(viii)	Seller Retained Automobiles
Schedule 2.01(b)(ix)	Seller Retained Laptop Computers
Schedule 2.08	Allocation Schedule
Schedule 3.01	Jurisdictions and Equity Interests
Schedule 3.05	Required Consents
Schedule 3.06(a)	Financial Statements
Schedule 3.07	Leases
Schedule 3.08	Litigation and Legal Compliance
Schedule 3.09	Absence of Certain Changes
Schedule 3.11	Condition and Sufficiency of Assets
Schedule 3.12	Other Contracts
Schedule 3.13	Compliance with Laws
Schedule 3.14	Affiliate Receivables
Schedule 3.17	Employment Benefit Plans and Collective Bargaining Agreements
Schedule 3.18	Environmental Matters
Schedule 3.19	Taxes
Schedule 3.20(a)	Customers and Suppliers
Schedule 3.20(b)	Customer and Supplier Relationships
Schedule 3.21	Affiliated Transactions
Schedule 3.22	Affiliated Party Transactions
Schedule 3.23	Insurance
Schedule 3.24	Employees
Schedule 3.25	Permits
Schedule 3.28	Competing Business Interests
Exhibits to this Agreement
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Bill of Sale

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
ARTICLE 1 DEFINITIONS AND TERMS
ARTICLE 2 TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE 5 COVENANTS
ARTICLE 6 CONDITIONS TO CLOSING; TERMINATION
ARTICLE 7 INDEMNIFICATION
ARTICLE 8 GENERAL PROVISIONS
LIST OF SCHEDULES AND EXHIBITS